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                                                                     Exhibit (n)

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No. 2 to the registration statement on Form N-2 (the "Registration Statement") of our report dated February 11, 1999, relating to the financial statements and financial highlights of Colonial High Income Municipal Trust, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Independent Accountants" in such Statement of Additional Information and to the references to us under the headings "Financial Highlights" and "Experts" in such Prospectus.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
August 20, 1999